UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (AMENDMENT NO.)
                                 (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                  13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             BLUE SQUARE ISRAEL LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  ORDINARY SHARES, PAR VALUE NIS 1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M20195109
                      -------------------------------------
                                 (CUSIP Number)

                                  JUNE 19, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Clal Finance Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 16,384 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             16,384 Ordinary Shares
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     16,384 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

*See Item 4.

**Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the Securities and Exchange Commission ("SEC") on March 26, 2007).


                               Page 2 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Clal Insurance Enterprises Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,354,835 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,371,219 Ordinary Shares
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,371,219 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

*See Item 4.

**Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007).


                               Page 3 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,356,153 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

*See Item 4.

**Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,372,537 Ordinary Shares exclude 66,238 ordinary shares, all of which are held for members of the public through, among others, provident funds and mutual funds, which are managed by companies controlled by Epsilon Investment House Ltd., an indirect subsidiary of IDB Development (the "Epsilon Shares").


                               Page 4 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,356,153 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

*See Item 4.

**Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,372,537 Ordinary Shares exclude the 66,238 Epsilon Shares.


                               Page 5 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,356,153 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

*See Item 4.

** Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,372,537 Ordinary Shares exclude the 66,238 Epsilon Shares.


                               Page 6 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,356,153 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

*See Item 4.

** Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,372,537 Ordinary Shares exclude the 66,238 Epsilon Shares.


                               Page 7 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,361,295 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,377,679 Ordinary Shares*/**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,377,679 Ordinary Shares*/**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

*See Item 4.  Includes 5,142 Ordinary Shares held by affiliates of  Ms. Manor.

** Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,377,679 Ordinary Shares exclude the 66,238 Epsilon Shares.


                               Page 8 of 12 pages

CUSIP NO. M20195109

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                        5.   Sole Voting Power
                             0
Number of               --------------------------------------------------------
Shares                  6.   Shared Voting Power
Beneficially                 2,356,153 Ordinary Shares*
Owned by                --------------------------------------------------------
Each                    7.   Sole Dispositive Power
Reporting                    0
Person With:            --------------------------------------------------------
                        8.   Shared Dispositive Power
                             2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,372,537 Ordinary Shares**
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.9%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

*See Item 4.

** Based on 39,692,983 Ordinary Shares outstanding as of December 31, 2006 (as reported in the Issuer's Form 6-K filed with the SEC on March 26, 2007). The 2,372,537 Ordinary Shares exclude the 66,238 Epsilon Shares.


                               Page 9 of 12 pages

ITEM 1.

     (a)  Name of Issuer:

               BLUE SQUARE ISRAELLTD. (hereinafter referred to as the "Issuer").

     (b)  Address of Issuer's Principal Executive Offices:

               2 Amal St., Afek Industrial Park, Rosh Ha'ayin 48092, Israel

ITEM 2.

(a)  Name of Person Filing:

     This Statement is filed by:

     (1)  Clal Finance Ltd.

     (2)  Clal Insurance Enterprises Holdings Ltd.

     (3)  IDB Development Corporation Ltd.

     (4)  IDB Holding Corporation Ltd.

     (5)  Mr. Nochi Dankner

     (6)  Mrs. Shelly Bergman

     (7)  Mrs. Ruth Manor and

     (8)  Mr. Avraham Livnat

     The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

          (1) Clal Finance Ltd. is a majority owned subsidiary of Clal Insurance Enterprises Holdings Ltd., an Israeli public corporation ("Clal"). Through Clal Finance Ltd.`s wholly owned subsidiary, Clal Finance Batucha Investment Management Ltd. ("CFB"), Clal may be deemed to beneficially own 16,384 Ordinary Shares (the "CFB Shares"). Clal may be deemed to beneficially own an aggregate of 2,371,219 Ordinary Shares (the "Clal Shares"). The CFB Shares are included in the Clal Shares. See Item 4.

          (2) Clal is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli public corporation ("IDB Development"). By reason of IDB Development's control of Clal, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Clal Shares owned beneficially by Clal. See Item 4.

          (3) IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation ("IDB Holding"). By reason of IDB Holding's control (through IDB Development) of Clal, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the Clal Shares owned beneficially by Clal. IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, 1,318 additional ordinary shares that are held through a provident fund managed by a subsidiary of Koor Industries Ltd., a subsidiary of IDB Development (the "Koor Shares"). See Item 4.

          (4) Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to in paragraphs (1) - (3) above. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the Clal Shares owned beneficially by Clal and the Koor Shares owned beneficially by IDB Development. See Item 4.

(b)  Address of Principal Business Offices or, if none, Residence:

Clal Finance Ltd. - 37 Menachem Begin Street, Tel-Aviv 65220, Israel

Clal Insurance Enterprises Holdings Ltd. - 37 Menachem Begin Street, Tel-Aviv 65220, Israel

IDB Development Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

IDB Holding Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mr. Nochi Dankner - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.


                               Page 10 of 12 pages

Mrs. Shelly Bergman - 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel Aviv 69697, Israel.

Mrs. Ruth Manor - 26 Hagderot Street, Savyon 56526, Israel.

Mr. Avraham Livnat - Taavura Junction, Ramle 72102, Israel.

(c)  Citizenship:

     Citizenship or place of organization of all Reporting Persons, as the case may be, is Israel.

(d)  Title of Class of Securities:

     Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares").

(e)  CUSIP Number:

     M20195109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4. OWNERSHIP

     Of the 2,371,219 Ordinary Shares reported in this Statement as beneficially owned by Clal (i) 2,354,835 Ordinary Shares are held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by subsidiaries of Clal, each of which subsidiaries operates under independent management and makes independent voting and investment decisions and (ii) 16,384 Ordinary Shares are held by unaffiliated third-party client accounts managed by CFB as portfolio managers, each of which subsidiaries operates under independent management and makes investment decisions independent of Clal and has no voting power in such client accounts. In addition, the Koor Shares are held through a provident fund managed by an indirect subsidiary of IDB Development, which subsidiary operates under independent management and makes investment decisions independent of Koor. Consequently, this Statement shall not be construed as an admission by (i) Clal, that it is the beneficial owner of 2,286,679 Ordinary Shares covered by this Statement, and (ii) the Reporting Persons (other than Clal) that they are the beneficial owners of the 2,372,537 Ordinary Shares covered by this Statement.

     Except as set forth above, see items 5-11 of the cover pages hereto for beneficial ownership, percentage of class and dispositive power of the Reporting Persons, which are incorporated herein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 11 of 12 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 2, 2007

                                   CLAL FINANCE LTD.
                                   CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
                                   IDB DEVELOPMENT CORPORATION LTD.
                                   IDB HOLDING CORPORATION LTD.
                                   NOCHI DANKNER
                                   SHELLY BERGMAN
                                   RUTH MANOR
                                   AVRAHAM LIVNAT

                                   BY: CLAL INSURANCE ENTERPRISES HOLDINGS LTD.

                                   BY: /s/ Avigdor Kaplan /s/ Omer Ben Pazi
                                   ----------------------------------------
                                   Avigdor Kaplan and Omer Ben Pazi,
                                   authorized signatories of CLAL INSURANCE
                                   ENTERPRISES HOLDINGS LTD., for itself and
                                   on behalf of Clal Finance Ltd.,
                                   IDB Development Corporation Ltd., IDB Holding Corporation Ltd., Nochi Dankner,
                                   Shelly Bergman, Ruth Manor and Avraham
                                   Livnat, pursuant to agreement annexed hereto
                                   as Exhibit 1.


                              Page 12 of 12 pages